Exhibit 10.7

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES THAT MAY BE ACQUIRED PURSUANT TO THIS CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS CONVERTIBLE PROMISSORY NOTE AND SUCH OTHER SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A REGISTRATION STATEMENT AND LISTING APPLICATION IN EFFECT WITH RESPECT TO THIS CONVERTIBLE PROMISSORY NOTE OR SUCH OTHER SECURITIES UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAW, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND LISTING NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND THE APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

CONVERTIBLE PROMISSORY NOTE

US $5,000,000	As of March 25, 2004

FOR VALUE RECEIVED, E-centives, Inc., a Delaware corporation (the “Company”), having an address of 6901 Rockledge Drive, 6th Floor, Bethesda, Maryland 20817, hereby promises to pay to the order of Friedli Corporate Finance, Inc. and /or InVenture Inc. (the “Holder”), at the offices of Holder at c/o Friedli Corporate Finance AG, Friegutstrasse 5, Zurich, Switzerland 8002, or such other place as may be designated by Holder to the Company in writing, as directed by Friedli Corporate Finance, the aggregate amount of up to Five Million Dollars ($5,000,0000), together with interest on the unpaid principal amount hereof, upon the terms and conditions hereinafter set forth.

1. Draw Down. The Company may, in its sole discretion, draw upon up to Five Million Dollars ($5,000,0000), which shall be made available by the Holder for a period of 24 months, for use as operating capital and for general corporate purposes (the drawn down portion referred herein as “Principal”). The terms and conditions set forth herein shall only apply to the Principal.

2. Payment Terms. The Company promises to pay to Holder the balance of Principal, together with accrued and unpaid interest, on March 25, 2007, unless this Note is earlier prepaid as herein provided or earlier converted into Common Stock (as hereinafter defined) of the Company pursuant to Section 3 hereof. All payments hereunder shall be made in lawful money of the United States of America. Payment shall be credited first to the accrued interest then due and payable and the remainder to Principal.

3. Interest. Interest on the outstanding portion of Principal of this Note shall accrue at a rate of eight percent (8%) per annum. All computations of interest shall be made on the basis of a 365-day year for actual days elapsed. Such interest shall be paid in arrears on the last business day of each successive one year anniversary of the date of this Note.

4. Conversion of this Note.

(a) Automatic Conversion. This Note shall automatically be converted into shares of the Company’s common stock (“Common Stock”) at the Note Conversion Rate (hereinafter defined) as hereinafter provided on the date when the average trading price on the SWX New Market of the SWX Swiss Exchange of the Common Stock for 30 consecutive trading days has been equal to or greater than CHF 2.75 (“Conversion Date”). The conversion price will be 2 CHF, (as converted to U. S. dollars pursuant to a then recent exchange rate, as calculated by the Company) (“Note Conversion Rate”).

(b) Note Conversion Rate; Conversion Price. The number of shares of Common Stock to which Holder shall be entitled upon such conversion specified in Section 3(a) above shall be equal to the product of: the

Principal amount outstanding under this Note on the Conversion Date, divided by the average trading price on the SWX New Market of the SWX Swiss Exchange of the Common Stock for the 5 previous trading days, but in no event higher than CHF 2, (as converted to U. S. dollars pursuant to a then recent exchange rate, as calculated by the Company) (“Note Conversion Rate”). The conversion price payable by Holder upon any such conversion hereunder shall be zero (0).

(c) Mechanics of Automatic Conversion. Upon the occurrence of the event specified in Section 3(a) above, this Note shall be converted into Common Stock automatically without any further action by Holder; provided, however, that the Company shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion of this Note (“Conversion Shares”) unless the original of this Note is delivered to the Company, or Holder notifies the Company in writing that such original of this Note has been lost, stolen or destroyed, and Holder executes an agreement satisfactory to the Company to, among other things, indemnify the Company from any loss incurred by the Company in connection with such original of this Note. Upon surrender by Holder to the Company of the original of this Note at the office of the Company, there shall be issued and delivered to Holder promptly at such office and in Holder’s name as shown on the original of this Note, a certificate or certificates for the applicable number of Conversion Shares on the date on which such automatic conversion is deemed to have occurred.

(d) Conversion Calculations: No Fractional Shares. Conversion calculations pursuant to this Section 3 shall be rounded to the nearest whole share of Common Stock, and no fractional shares shall be issuable by the Company upon conversion of this Note. Conversion of this Note shall be deemed payment in full of this Note and this Note shall thereupon be cancelled.

5. Subordination. The indebtedness evidenced hereby is subordinate in right of payment to all existing and future bank indebtedness, including lease and equipment finance obligations. The indebtedness represented hereby is senior in right of payment to all classes and series of the Company’s capital stock. The indebtedness represented hereby is pari passu with any and all convertible debt securities issued by the Company.

6. Redemption. This Note may be redeemed by the Company by payment of the entire Principal and interest outstanding under this Note, plus the applicable Final Payment Amount (hereinafter defined), in cash to Holder. The Company must provide notice to Holder not less than thirty (30) days prior to effecting such redemption. During the period from providing of such notice to Holder and the Company effecting the redemption, the Company may cancel such redemption by providing notice of such cancellation to Holder.

(a) “Final Payment Amount” means an amount equal to: (i) during the first full year of this Note, 10% of the unpaid Principal amount under this Note, (ii) during the second full year of this Note, 20% of the unpaid Principal amount under this Note or (iii) from and after the first business day of the third full year of this Note, 30% of the unpaid Principal amount under this Note.

7. Representations and Warranties of the Company. The Company represents and warrants to Holder as follows:

(a) The execution and delivery by the Company of this Note (i) are within the Company’s corporate power and authority, and (ii) have been duly authorized by all necessary corporate action.

(b) This Note is a legally binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except to the extent that (i) such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or in injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought.

8. Representations, Warranties and Covenants of Holder. Holder represents and warrants to the Company, and agrees, as follows:

(a) This Note and any Conversion Shares issuable upon conversion of this Note are being acquired by Holder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof.

(b) Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

(c) Holder has sufficient knowledge and experience in financial and business matters and is capable of evaluating the risks and merits of Holder’s investment in the Company; Holder believes that Holder has received or had access to all information Holder considers necessary or appropriate to make an informed investment decision with respect to this Note; and Holder is able financially to bear the risk of losing Holder’s full investment in this Note.

(d) Holder understands that this Note and any Conversion Shares have not been registered under the Securities Act or registered or qualified under any the securities laws of any state or other jurisdiction, are “restricted securities,” and cannot be resold or otherwise transferred unless they are registered under the Securities Act, and registered or qualified under any other applicable securities laws, or an exemption from such registration and qualification is available. Prior to any proposed transfer of this Note or any Conversion Shares, Holder shall, among other things, give written notice to the Company of its intention to effect such transfer, identifying the transferee and describing the manner of the proposed transfer and, if requested by the Company, accompanied by (i) investment representations by the transferee similar to those made by Holder in this Section 7 and (ii) an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and without registration or qualification under applicable state or other securities laws. Each certificate for any Conversion Shares shall bear a legend to the foregoing effect.

9. Use of Proceeds. The proceeds received by the Company from the sale of this Note shall be used by the Company for working capital or other general corporate purposes.

10. No Waiver in Certain Circumstances. No course of dealing of Holder nor any failure or delay by Holder to exercise any right, power or privilege under this Note shall operate as a waiver hereunder and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder.

11. Certain Waivers by the Company. Except as expressly provided otherwise in this Note, the Company and every endorser or guarantor, if any, of this Note waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral available to Holder, if any, and to the addition or release of any other party or person primarily or secondarily liable.

12. No Unlawful Interest. Notwithstanding anything herein to the contrary, payment of any interest or other amount hereunder shall not be required if such payment would be unlawful. In any such event, this Note shall automatically be deemed amended so that interest charges and all other payments required hereunder, individually and in the aggregate, shall be equal to but not greater than the maximum permitted by law.

13. Security Agreement. The Company’s obligations under this Note have been secured by a grant of a security interest to Holder in certain collateral, as more particularly described in that certain Security Agreement between the Company and Holder dated as of the date of this Note.

14. Miscellaneous. No modification, rescission, waiver, forbearance, release or amendment of any provision of this Note shall be made, except by a written agreement duly executed by the Company and Holder. This Note may not be assigned by Holder without the prior written consent of the Company. The Company and Holder each hereby submits to personal jurisdiction in the State of Maryland, consents to the jurisdiction of any competent state or federal district court sitting in the City or County of Montgomery County, Maryland, and waives any and all rights to raise lack of personal jurisdiction as a defense in any action, suit or proceeding in connection with this Note or any related matter. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, without reference to conflicts of law provisions of such state.

IN WITNESS WHEREOF, the undersigned have caused this Convertible Promissory Note to be executed and delivered by a duly authorized officer as of the date first above written.

E-centives, Inc.

By:	/s/ Kamran Amjadi
Name:	Kamran Amjadi
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

Friedli Corporate Finance, Inc.

By:	/s/ Peter Friedli
Name:	Peter Friedli
Title:	Authorized Signatory

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